UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) __November 4, 2003_________________________________

_______________________A. M. Castle & Co._____________________________________________ (Exact name of registrant as specified in its chapter)

____Maryland_____________________ (State or other jurisdiction of incorporation)	_____1-5415_______ (Commission File Number)	____36-0879160_______ (IRS Employer Identification No.)
_3400 N. Wolf Road, Franklin Park, IL (Address of principal executive offices)	___________60131_________ (Zip Code)

Registrant's telephone number, including area code ____847/455-7111______________________

__________________________________________________________ (Former name or former address, if changed since last report)

Item 12. Results of Operations and Financial Condition

On Tuesday, November 4, 2003 the Company disseminated a press release, a copy attached as Exhibit A, announcing the Company’s operational results for the Third Quarter and the Nine-Month Period ending September 30, 2003.

As part of the press release there is a discussion of a non-GAAP financial term, EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization). None of the financial figures contained in the press release is non-GAAP information. The Company believes, however, that EBITDA is an important term and concept because of it use by the professional investment community, including the Company’s primary lenders. The Company believes that the use of this term is necessary to a proper understanding of the changes in the Company’s earnings.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    A. M. Castle & Co.

               /s/ Lawrence A. Boik
                                      Lawrence A. Boik
                                Vice President, Controller/Treasurer

Date____ 11-3-03 _______

                                                                                                           3400 N. Wolf Road
                                       Franklin Park, Illinois 60131
                A. M. CASTLE & CO.                      (847) 455-7111
                                               (847) 455-6930 (Fax)

For Further Information:

----------AT THE COMPANY-----------	-------------------AT FRB/WEBER SHANDWICK--------------------
Edward Culliton	General Information:	Analyst Contacts:
VP, Finance & Chief Financial Officer	George Zagoudis	John McNamara (212) 455-8435
349-2508	(312) 640-6663

Traded: AMEX, MSE, CSE (CAS)
Member: S&P SmallCap 600 Index

FOR IMMEDIATE RELEASE
TUESDAY, NOVEMBER 4, 2003

A. M. CASTLE & CO. ANNOUNCES THIRD QUARTER
AND YEAR-TO-DATE OPERATING RESULTS

FRANKLIN PARK, ILLINOIS, NOVEMBER 4, 2003 — A. M. CASTLE & CO. (AMEX: CAS) , A North American distributor of highly engineered metals and plastics, today announced its operating results for the three and nine month periods ended September 30, 2003. For the quarter ended September 30, 2003, Castle reported sales of $134.9 million, down 1.2% from $136.6 million in the same period a year ago, and an after tax operating loss of $2.3 million, an improvement of 13.1% from a loss of $2.7 million in the prior year. Including preferred stock dividends, the Company reported a net loss applicable to common stock of $2.6 million, or $0.16 per share, slightly lower than last year's loss of $2.7 million, or $0.18 per share. For the first nine months of 2003, sales totalled $410.5 million, down 0.8% from $413.9 million in the same period last year. After tax losses, including impairment and special charges of $6.2 million recognized in the second quarter, totalled $13.5 million, or $0.86 per share. In the same period of 2002, after tax losses, including $0.8 million of losses from discontinued operations, totalled $4.9 million, or $0.33 per share.
Commenting on Castle's current year operating results, Mr. G. Thomas McKane, President and CEO, noted that, exclusive of impairment and other special charges, the Company has generated positive operating income before interest, taxes, depreciation and amortization (EBITDA) in each quarter of 2003. "One of our primary objectives this year," he said, "was to significantly reduce our total debt. The combination of positive EBITDA, improved working capital utilization, the sale of underutilized distribution capacity and the liquidation or sale of under-performing business units has enabled us to make significant progress in this area. A year ago, at September 30, 2002, our total interest bearing debt, including

A. M. Castle & Co.
Add One

advances under our Accounts Receivable Securitization Facility, stood at $157.2. Today, that debt has been reduced by $30.5 million to $126.7 million, our current ratio stands at 1.9 to 1.0, our debt-to-total capital ratio is 47.3%, and we are well within all of our loan covenant requirements. Looking ahead," he added, "proceeds from asset sales and liquidations not yet completed are expected to generate an additional $6.0 million for future debt reduction in the next several quarters."
A key element to improving the Company's current and future EBITDA is to continue to decrease operating expenses and, by so doing, reduce our breakeven point. In the third quarter of 2003, other operating expenses totalled $40.1 million, down 5.4%, or $2.3 million from $42.4 million in the prior year period. Exclusive of the plastics business, which saw a 12.6% year-over-year quarterly sales increase, operating expenses of the Company's metals segment fell $2.8 million, or 7.4% on a 3.0% decline in metals sales, reflecting the structural expense reductions we have made along with continued productivity gains. "These improvements in operating efficiencies," McKane said, "are part of a continuing effort to reduce the Company's breakeven point. We started 2001 with a breakeven point of $700 million which was reduced to $600 million by the beginning of 2003. Through the third quarter of this year, we have further reduced the breakeven point to $575 million on our way to our target of $545 million, about equal to our current annual sales run rate."
In discussing the Company's near-term expectations, Mr. McKane noted that, "as the third quarter developed, there were some indications of improved demand in the general manufacturing sector of the economy while demand in aerospace continued to be very soft and readings in the oil and gas markets were mixed." He also stated that "the Company had a number of aggressive sales programs underway which are expected to result in new business in 2004 in our traditional core metals product areas." In addition, McKane stated, "we are seeing solid business growth in our Mexico joint venture which is expected to grow sales by over 20%."
McKane cautioned that the fourth quarter of 2003 was expected to be impacted by extended customer plant shutdowns during Thanksgiving week and again during the holiday season the last two weeks of December. "We won't have a good reading on 2004," McKane said, "until January or February, which will tell the tale of whether a real recovery is underway as opposed to the bounce we saw early in 2003. If this is the beginning of a sustained recovery, we expect it to be a slow and gradual one building strength over an extended period of time. "
A recording of the Company's quarterly investor's conference call is available to interested parties through November 14, 2003 at www.amcastle.com

A. M. Castle & Co.
Add Two

    Founded in 1890, A. M. Castle & Co. provides highly engineered materials and value added services to a wide range of companies within the producer durable equipment sector of the economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a wide spectrum of industries. Within its core metals business, it specializes in the distribution of carbon, alloy and stainless steels; nickel alloy; aluminum; titanium; copper and brass. Through its subsidiary, Total Plastics, Inc., the Company also distributes a broad range of value-added industrial plastics. Together, Castle and its affiliated companies operate over 50 locations throughout North America. Its common stock is traded on the American and Chicago Stock Exchange under the ticker symbol "CAS".
This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which the company has no control. These risk factors and additional information are included in the company’s reports on file with the Securities and Exchange Commission.
Financial tables to follow.

A.M. CASTLE & CO.
CONSOLIDATED STATEMENTS OF OPERATIONS	For the Three		For the Nine
(Amounts in thousands, except per share data)	Months Ended		Months Ended
(Unaudited)	September 30,		September 30,
	2003	2002	2003	2002

Net sales	$134,917	$136,604	$410,510	$413,854
Cost of material sold	(95,948)	(96,592)	(287,931)	(290,470)
Special charges	-	-	(1,524)	-

Gross material margin	38,969	40,012	121,055	123,384

Plant and delivery expense	(21,300)	(22,112)	(65,913)	(66,854)
Sales, general, and administrative expense	(16,723)	(18,040)	(52,402)	(50,720)
Depreciation and amortization expense	(2,083)	(2,249)	(6,700)	(6,438)
Impairment and other operating expenses	-	-	(5,924)	-

Total other operating expense	(40,106)	(42,401)	(130,939)	(124,012)

Operating loss	(1,137)	(2,389)	(9,884)	(628)

Equity earnings (loss) of joint ventures	2	326	(79)	420
Impairment to joint venture investment and advances	-	-	(2,830)	-
Interest expense, net	(2,452)	(1,820)	(7,347)	(5,337)
Discount on sale of accounts receivable	(295)	(360)	(874)	(939)

Loss from continuing operations before income taxes	(3,882)	(4,243)	(21,014)	(6,484)

Income taxes
Federal	1,284	1,372	6,808	2,047
State	261	181	1,431	306

	1,545	1,553	8,239	2,353

Net loss from continuing operations	(2,337)	(2,690)	(12,775)	(4,131)

Discontinued operations:
Loss from discontinued operations; net of
income tax				(26)
Loss on disposal of subsidiary, net of tax				(729)

Net loss	(2,337)	(2,690)	(12,775)	(4,886)
Preferred Dividends	(242)	-	(719)	-

Net loss applicable to common stock	$(2,579)	$(2,690)	$(13,494)	$(4,886)
Basic & diluted earnings per share from:
Continuing operations	$(0.16)	$(0.18)	$(0.86)	$(0.28)
Discontinued operations	-	-	-	(0.05)

Total	$(0.16)	$(0.18)	$(0.86)	$(0.33)

A.M. CASTLE & CO.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands except per share data)
(Unaudited)	Sept. 30,	Dec. 31,	Sept. 30,
	2003	2002	2002

ASSETS
Current assets
Cash and equivalents	$831	$918	$2,621
Accounts receivable, net	51,666	34,273	29,229
Inventories (principally on last-in first-out basis)	119,730	131,704	130,525
Income tax receivable	-	9,897	7,109
Advances to joint ventures and other current assets	5,546	7,930	7,352

Total current assets	177,773	184,722	176,836

Investment in joint ventures	5,317	7,278	6,909
Goodwill	31,619	31,947	31,942
Pension assets	41,823	40,359	34,373
Advances to joint ventures and other assets	8,875	6,754	5,812
Property, plant and equipment, at cost
Land	5,020	6,025	6,174
Building	48,885	53,322	53,307
Machinery and equipment	118,741	125,376	127,109

	172,646	184,723	186,590
Less - accumulated depreciation	(101,763)	(103,188)	(101,104)

	70,883	81,535	85,486

Total assets	$336,290	$352,595	$341,358

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
Accounts payable	$60,422	$64,192	$58,113
Accrued liabilities and deferred gains	19,259	16,092	16,136
Current and deferred income taxes	4,183	4,351	4,598
Current portion of long-term debt	7,980	3,546	2,442

Total current liabilities	91,844	88,181	81,289

Long-term debt, less current portion	98,786	108,801	113,785
Deferred income taxes	16,018	21,101	21,367
Deferred gain on sale of assets	6,997	-	-
Minority interest	1,441	1,352	1,345
Post retirement benefits obligations	2,352	2,236	2,283
Stockholders' equity
Preferred stock	11,239	11,239	-
Common stock	159	158	151
Additional paid in capital	35,017	35,017	31,782
Earnings reinvested in the business	72,002	85,490	90,763
Accumulated other comprehensive income (loss)	727	(555)	(895)
Other - deferred compensation	(62)	(195)	(282)
Treasury stock, at cost	(230)	(230)	(230)

Total stockholders' equity	118,852	130,924	121,289

Total liabilities and stockholders' equity	$336,290	$352,595	$341,358

A.M. CASTLE & CO.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in thousands)	For the nine months
(Unaudited)	September 30,
	2003	2002

Cash flows from operating activities:
Net loss	$(13,494)	$(4,886)
Net loss from discontinued operations		755
Depreciation	6,700	6,438
Amortization of deferred gain	(150)	-
Equity loss (earnings) from joint ventures	79	(420)
Decrease in deferred taxes and income tax receivable	4,732	463
Non-cash pension income	(1,053)	(1,887)
Other	(3,257)	(5,567)

Cash used by operating activities before working capital changes	(6,443)	(5,104)
Asset impairment and special charges	10,278	-
Net change in accounts receivable sold	(5,866)	1,000
Other Increase in working capital	(61)	10,113

Net cash (used by) provided from operating activities - continuing operations	(2,092)	6,009
Net cash used by operating activities - discontinued operations	-	(1,194)

Net cash (used by) provided from operating activities	(2,092)	4,815

Cash flows from investing activities:
Investments and acquisitions	-	(842)
Proceeds from disposition of subsidiary	-	2,486
Advances to joint ventures	(199)	(2,044)
Capital expenditures	(2,183)	(758)
Proceeds from sale of assets	10,538

Net cash provided from (used by) investing activities - continuing operations	8,156	(1,158)
Net cash provided from investing activities - discontinued operations	-	98

Net cash provided from (used by) investing activities	8,156	(1,060)

Cash flows from financing activities
Long-term borrowings, net	(6,453)	(4,204)
Effect of exchange rate changes on cash	302	7
Other	-	325

Net cash used by financing activities - continuing operations	(6,151)	(3,872)
Net cash provided from financing activities - discontinued operations	-	937

Net cash used by financing activities	(6,151)	(2,935)

Net (decrease) increase in cash	(87)	820

Cash - beginning of year	$918	$1,801

Cash - end of period	$831	$2,621